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                                                                   EXHIBIT 10.39

                           TAX ALLOCATION AGREEMENT

          Agreement dated March 27, 1997, by and among The Ashton Technology Group, Inc. (Parent) and each of its undersigned subsidiaries (Subsidiaries).

                                  WITNESSETH

          Whereas, the parties hereto are members of an affiliated group (Affiliated Group) as defined in Section 1504(a); and

          Whereas, such Affiliated Group will file a U.S. consolidated income tax return for its taxable year ended March 31, 1997 and is required to file consolidated tax returns for subsequent years; and

          Whereas, it is the intent and desire of the parties hereto that a method be established for allocating the consolidated tax liability of the Affiliated Group among its members, for reimbursing the Parent for payment of such tax liability, for compensating any party for use of its losses or tax credits, and to provide for the allocation and payment of any refund arising from a carryback of losses or tax credits from subsequent tax years.

          Now, Therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

          1. A U.S. consolidated income tax return shall be filed by the Parent for the tax year ended March 31, 1997, and for each subsequent taxable period in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated tax return. Each Subsidiary shall execute and file such consent, elections, and other documents that may be required or appropriate for the proper filing of such returns.

          2. For each tax period, each member of the Affiliated Group shall compute its tax liability in accordance with the provisions of Regulation (S) 1.1502-33(d)(3) with a fixed percentage of 100 percent and shall pay such amount (including any increased liability allocated pursuant to such regulation above any liability allocated pursuant to section 1552 of the Internal Revenue Code) to the Parent. For purposes of this Agreement, any liability for alternative minimum tax shall be treated as a tax liability subject to this paragraph.

          3. Payment of the consolidated tax liability for a taxable period shall include the payment of estimated tax installments due for such taxable period, and each Subsidiary shall pay to the Parent its share of each payment within ten days of receiving notice of such payment from the Parent, but in no event later than the due date for each such payment. Any amounts paid by a Subsidiary
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               on account of a separate return or separate estimated tax
               payments that are credited against the consolidated tax liability of the Affiliated Group shall be included in determining the payments due from such Subsidiary. Any overpayment of estimated tax should be refunded to the Subsidiary. Any payments made by a Subsidiary to the Parent under this Agreement, including payments by a Subsidiary to the Parent of any estimated tax installments due for each taxable period, shall be paid to the Parent, even if the Affiliated Group as a whole does not have any consolidated estimated tax liability for such period.

          4. To the extent payments received in respect of a taxable year by Parent pursuant to paragraph 2, above, exceed the consolidated tax liability for such period as a result of the absorption or utilization of losses, deductions, credits or similar items of certain members against other members' income, gain or similar items, then the Parent shall pay such excess amount received to those members whose items were absorbed or utilized in a manner that reasonably reflects such utilization or absorption within 10 days of filing its consolidated federal income tax return for such period.

          5. If part or all of an unused loss or tax credit is allocated to a member of the Affiliated Group pursuant to Regulation (S) 1.1502-79, and is carried back or forward to a year in which such member filed a separate return or a consolidated return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such member. Notwithstanding the above, the Parent shall determine whether an election shall be made not to carry back part or all of a consolidated net operating loss for any tax year in accordance with Section 172(b)(3).

          6. If the consolidated tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or after a tax audit by the Internal Revenue Service, the liability of each member shall be recomputed to give effect to such adjustments, and in the case of a refund, the Parent shall make payment to each member for its share of the refund, determined in the same manner as in paragraphs 2 and 4 above, within ten days after the refund is received by the Parent, and in the case of an increase in tax liability, each member shall pay to the Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from the Parent.

          7. If during a consolidated return period the Parent or any Subsidiary acquires or organizes another corporation that is required to be included in the consolidated return, then such corporation shall join in and be bound by this Agreement.
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          8.   This Agreement shall apply to the tax year ending March 31, 1997, and all subsequent taxable periods unless the Parent and the Subsidiaries agree to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

          9. Notwithstanding any other provisions of this Agreement, payment of any estimated tax installment by a Subsidiary to the Parent under this Agreement for the tax year ending March 31, 1997 shall be made on or before March 31, 1997.

          10. This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the Agreement.

          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on March 27, 1997.


                                   THE ASHTON TECHNOLOGY GROUP, INC.

                                   By: /s/ Fredric Rittereiser
                                      ------------------------------------------
                                        Name: Fredric W. Rittereiser
                                        Title: President & CEO

                                   COMPUTER SCIENCE INNOVATIONS, INC.

                                   By: /s/ George Milligan
                                      ------------------------------------------
                                        Name: George Milligan
                                        Title: President

                                   UNIVERSAL TRADING TECHNOLOGIES
                                   CORPORATION

                                   By: /s/ Robert Eprile
                                      ------------------------------------------
                                        Name: Robert A. Eprile
                                        Title: President